Note 14.  Summarized Financial Statements for First Indiana Corporation

Summarized consolidated financial information is presented below and on the following two pages for First Indiana. This 21.7 percent-owned subsidiary represents a significant part of the Company's income and financial strength. Summary discussions of the operating and financial results for First Indiana Corporation appear in the Management's Discussion and Analysis section of the report. A complete 1998 annual report for First Indiana is available upon request.


(Dollars in Thousands)


  	                                         1998   	    1997
Assets
Cash and cash equivalents	                $57,653	    $50,231
Investments	                              113,291     111,400
Mortgage-backed securities - net	          29,680	     38,279
Loans receivable - net	                 1,518,543   1,348,529
Premises and equipment	                    18,546      13,947
Accrued interest receivable	               11,680      11,322
Real estate owned	                          2,204       3,907
Prepaid expenses and other assets	         44,393      35,790
                                        ---------    --------
Total Assets	                          $1,795,990  $1,613,405
                                        =========   =========

Liabilities and Shareholders's  Equity Liabilities
Deposits	                              $1,227,918  $1,107,555
Federal Home Loan Bank Advances	          327,247	    257,458
Short-term borrowings	                     54,219  	   75,751
Accrued interest payable	                   2,646  	    2,715
Advances by borrowers for taxes
   and insurance                            1,958  	    1,419
Other liabilities	                         12,242  	   10,733
                                         --------    --------
Total Liabilities	                      1,626,230  	1,455,631

Negative Goodwill	                          3,790  	    4,738

Shareholders' Equity	                     165,970  	  153,036
                                          -------     -------
Total Liabilities and
     Shareholders' Equity              $1,795,990  $1,613,405
                                        =========   =========


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FIRST INDIANA CORPORATION

(Dollars in thousands)
  	                                       1998	     1997  	    1996

Interest Income	                      $135,834  $127,330   	$125,468
                                       -------   -------     -------
Interest Expense
Deposits	                               54,935    49,936	     52,077
FHLB Advances	                          15,348    12,288   	  10,706
Short-term borrowings	                   2,797     2,127	      1,002
                                        ------    ------      ------
Total Interest Expense	                 73,080    64,351   	  63,785
	                                       ------    ------      ------
Net Interest Income	                    62,754    62,979   	  61,683
Provision for Loan Losses	               9,780    10,700	     10,794
Net Interest Income After
  Provision for Loan Losses	            52,974    52,279	     50,889
                                       -------    ------      ------
Non-Interest Income
Sale of loans	                           9,418     4,932	      3,075
Loan servicing income	                   1,635     2,767	      2,908
Loan fees	                               3,092     2,358	      2,302
Dividends on FHLB Stock	                 1,097     1,055   	   1,033
Other	                                   8,531     6,893   	   8,530
                                         -----     -----      ------
Total Non-Interest Income	              23,773    18,005      17,848
                                        ------    ------      ------
Non-Interest Expense
Salary and benefits	                    22,701    19,916   	  18,094
Net occupancy	                           2,893     2,852   	   3,087
Deposit insurance	                         691     	 693   	   9,186
Real estate owned operations - net	        858     	 652	        598
Other	                                  18,613    16,991   	  16,288
                                        ------    ------      ------
Total Non-Interest Expense	             45,756    41,104   	  47,253
                                        ------    ------      ------
Earnings Before Income Taxes	           30,991    29,180   	  21,484
Income Taxes	                           11,844    11,436	      7,780
                                        ------    ------       -----
Net Earnings	                          $19,147   $17,744	    $13,704
                                        ======    ======      ======




                                 -35-



FIRST INDIANA CORPORATION

(Dollars in Thousands)

                          						                 1998      1997       1996
Cash Flows from Operating Activities
Net Earnings	                                 $19,147    17,744    $13,704
Adjustments to Reconcile Net Earnings to Net
Cash Provided (Used) by Operating Activities
(Gain) Loss on sales of assets and deposits   (10,181)  	(5,148)    (4,524)
Amortization	                                   2,368       864      1,325
Depreciation	                                   2,211   	 2,022      1,958
Provision for loan losses	                      9,780   	10,700     10,794
Net sale of loans held for resale	            (31,944)  (28,700)    32,585
Net change in other assets and liabilities    (17,765)   (6,197)    (3,265)
                                               ------    ------     ------
Net Cash Provided(Used)by Operating Activity  (26,384)	  (8,715)    52,577
                                               ------     -----     ------
Cash Flows from Investing Activities
Proceeds - sales of investments
  available for sale	                          20,399   	14,991     35,703
Proceeds-sales of investment securities	       23,483       ---       	---
Proceeds-maturities of investment securities   25,855   	20,932     27,611
Purchase of investment securities	            (47,375)  (39,912)   (68,225)
Origination of loans and mortgage-backed
securities - net of collections	             (125,399) (117,069)   (27,964)
Proceeds - sale of indirect
   installment portfolio	                         ---       ---      32,756
Proceeds from sale of loans	                    9,567     5,274       3,501
Purchase of premises and equipment	            (6,810) 	 (2,291)     (2,653)
Other - net	                                  (28,333) 	  7,555         150
                                              -------     -----       -----
Net Cash Provided (Used) by
  Investing Activities	                      (128,613) (110,520)        879
                                              -------   -------        -----
Cash Flows from Financing Activities
Net change in deposits	                       120,363  	 12,069     (41,494)
Net change in short-term borrowings 	         (21,532)	  45,698      (8,587)
Net change in FHLB Advances	                   69,789    41,992        	685
Purchase of treasury stock	                    (2,242) 	   (132)	       ---
Dividends paid	                                (6,125)   (5,065)      (4,644)
Other - net	                                    2,166     1,286         (692)
                                              -------    ------       -------
Net Cash Provided (Used) by
Financing Activities	                         162,419  	 95,848      (54,732)
                                             --------    ------       ------
Increase(Decrease)in Cash and Cash Equivalent  $7,422  $(23,387)     $(1,276)
                                               ======    ======       ======




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